Filed Pursuant to Rule 424(b)(5)

Registration No. 333-273153

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 14, 2023)

Up to $3,451,527

Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated July 18, 2025 (the “ATM Prospectus”), relating to the offer and sale of up to $6,500,000  shares of our common stock, $0.001 par value per share (“Common Stock”), pursuant to the At the Market Offering Agreement between us and R.F. Lafferty & Co., Inc., as exclusive sales agent (who we refer to herein as “Lafferty” or the “Sales Agent”), dated July 18, 2025 (the “Sales Agreement”). This prospectus supplement should be read in conjunction with the ATM Prospectus and the base prospectus, dated July 7, 2023 (the “Base Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus or the Base Prospectus. This prospectus supplement is not complete without and may only be delivered or utilized in connection with the ATM Prospectus and the Base Prospectus and any future amendments or supplements thereto.

The Common Stock is listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ARTL.” As of September 3, 2025, the last reported sales price of the Common Stock on Nasdaq was $8.76.

We are filing this prospectus supplement to supplement and amend, as of September 4, 2025, the ATM Prospectus and the Base Prospectus, to reduce the maximum aggregate gross sales price of our Common Stock that may be offered, issued and sold under the Sales Agreement from and after the date hereof to $3,451,527 (the “ATM Offering Size Reduction”), including the Common Stock previously sold. Under the ATM Prospectus, we initially registered up to $6,500,000 of our Common Stock for offer and sale pursuant to the Sales Agreement. As of the date of the filing of this prospectus supplement, we have sold $451,526.95 shares of Common Stock that are covered by the ATM Prospectus.

The purpose of this prospectus supplement is to update the ATM Prospectus to reflect the ATM Offering Size Reduction. Except as modified by this prospectus supplement, the terms of the ATM offering remain unchanged, and the Sales Agreement remains in full force and effect.

The aggregate market value of our outstanding shares of Common Stock held by non-affiliates as of September 3, 2025, is $22,062,306, based on 777,881 shares of Common Stock outstanding, of which 774,116 are held by non-affiliates, and a closing price on Nasdaq of $28.50 on July 10, 2025, which is within 60 days of the date of this prospectus supplement. Upon any sale of shares of Common Stock under this prospectus supplement pursuant to General Instruction I.B.6. of Form S-3, in no event will we sell shares pursuant to this prospectus supplement having a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000.

Investing in our shares of Common Stock involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-9 of the ATM Prospectus and the other documents that are incorporated by reference in the ATM Prospectus and the accompanying base prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PRIOR PROSPECTUS SUPPLEMENTS OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

R.F. Lafferty & Co., Inc.

______________

The date of this prospectus supplement is September 4, 2025.